Exhibit 99.1
Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Announces Private Placement Debt Transaction
Financing will total $75 million
     MILWAUKEE—March 22, 2011—Sensient Technologies Corporation (NYSE: SXT) announced today that it has entered into an agreement with investors for the issuance of $75 million in fixed-rate, senior notes. The dollar-denominated debt will have a six-year average life with a final maturity in November 2018. Proceeds from the offering will be used to repay maturing debt.
     Kenneth P. Manning, Chairman and Chief Executive Officer of Sensient Technologies Corporation, said, “This transaction allows the Company to continue to strengthen its capital structure. We think this is a good time to issue fixed-rate debt, and we are very happy with investor interest in the Company.”
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The Company’s customers include major international manufacturers representing most of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
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